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                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]


                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.


                          MONTHLY STATEMENT AUGUST 1999

                             [MERRILL LYNCH LOGO]

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                      ML JWH STRATEGIC ALLOCATION FUND L.P.

Dear Limited Partner,

The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") increased 0.07% in August to $159.75 per Unit on August 31, 1999 from $159.64 on July 31, 1999.

           ----------------------------------------------------------

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

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                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                                AUGUST 31, 1999
                             STATEMENT OF CHANGES
                              IN NET ASSET VALUE
                                  (UNAUDITED)

Net Asset Value (2,320,992 Units) at
  July 31, 1999                                                   $370,517,837
Plus Additions of 76,847 Units                                      12,267,855
Net Income/(Loss) for August 1999                                      263,312
Less Redemptions of 14,914 Units                                    (2,382,512)
                                                                  ------------
Net Asset Value (2,382,925 Units) at
  August 31, 1999                                                 $380,666,492
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
  August 31, 1999                                                 $     159.75
                                                                  ------------
                                                                  ------------

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                          STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                                     August
                                                                  ------------
Revenues:
  Realized Profit/(Loss)                                          $  6,222,489
  Change in Unrealized Profit/(Loss)                                (4,913,894)
                                                                  ------------
Total Trading Results                                                1,308,595
  Interest Income                                                    1,568,237
                                                                  ------------
Total Revenues                                                       2,876,832

Expenses:
  Brokerage Commissions                                              2,491,645
  Administrative Fees                                                   80,376
  Ongoing Offering Expense                                              21,755
                                                                  ------------
Total Expenses                                                       2,593,776
                                                                  ------------
  Net Income/(Loss) Before Minority Interest                           283,056
                                                                  ------------
  Minority Interest                                                       (119)
  Special Profit Share Allocation                                      (19,625)
                                                                  ------------
Net Income/(Loss)                                                 $    263,312
                                                                  ------------
                                                                  ------------

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TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION
CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.

                                        /s/ Michael Pungello
                                        ---------------------------------------
                                        Michael Pungello
                                        Chief Financial Officer
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.

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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Princeton Corporate Campus
800 Scudders Mill Road, Section 2G
Plainsboro, New Jersey 08536
                                                                        JWHSDOM